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Exhibit 10.61



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of June 21, 2001, by and among STONEPATH GROUP, INC., a Delaware corporation (the "Employer"), and DENNIS L. PELINO (the "Executive").

                                    RECITALS

         WHEREAS, the Employer considers it essential and in the best interests of its stockholders to foster the employment of key management personnel and desires to engage the services of the Executive on the terms and conditions hereinafter set forth; and

         WHEREAS, Executive desires to render services to the Employer on the terms and conditions provided in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

                  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Agreement" means this Employment Agreement, as amended from time to time.

                  "Basic Compensation" shall include base salary, bonuses that have been declared and are payable and benefits provided for in Section 3.1(c) of this Agreement.

                  "Benefits" is defined in Section 3.1(b).

                  "Board of Directors" means the board of directors of Employer.

                  "Change of Control" shall be deemed to occur if (A) there occurs a sale, exchange, transfer or other disposition of 50% or more in value of the assets of Employer to another Person or entity, except to an entity controlled directly or indirectly by Employer; or (B) there occurs a merger, consolidation or other reorganization of Employer in which Employer is not the surviving entity, provided Persons who were shareholders of Employer prior to the transaction continue to own less than 50% of the outstanding securities of the acquiror immediately following the transaction; (C) there occurs a merger, consolidation or other reorganization of Employer in which the Employer is the surviving entity, provided Persons who were shareholders of Employer prior to the transaction continue to own less than 50% of the outstanding securities of the surviving entity following the transaction; or (D) a plan of liquidation or dissolution of Employer other than pursuant to bankruptcy or insolvency laws is adopted. Notwithstanding the foregoing, a "change of control" shall not be



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deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of Employer to, or a merger, consolidation or other reorganization of Employer and any entity in which Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest; or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out", as a result of which Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Disability" shall mean once the Executive is unable for the "Disability Period" (as hereafter defined) to perform the essential functions of the Executive's duties with reasonable accommodation. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

                  "Disability Period" shall mean 180 consecutive days or 180 days during any twelve (12) month period; or such lesser number of days as elapse until disability insurance benefits commence under any disability insurance coverage furnished by Employer to Executive, if any.

                  "Effective Date" means June 21, 2001.

                  "Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

                  "For Cause" shall mean: (a) any violation of a law, rule or regulation other than minor traffic violations, which causes or is likely to cause material damages to the Employer, including without limitation, any violation of the Foreign Corrupt Practices Act; (b) a breach of fiduciary duty for personal profit; (c) fraud, dishonesty or other acts of willful misconduct in the rendering of services on behalf of the Employer or relating to the Executive's employment; (d) willful misconduct by the Executive which would cause the Employer to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination or any violation of written policy of the Employer or any successor entity adopted in respect to such law; (e) failure to follow Employer work rules or the lawful instructions (written or otherwise) of the Board of Directors of the Employer or a responsible executive to whom the employee directly or indirectly reports, provided compliance with such directive was reasonably within the scope of the Executive's duties and the Executive was given notice that his or her conduct could give rise to termination and such conduct is not, or could not be cured,



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within ten (10) days thereafter; (f) any violation by the Executive of the terms of this Agreement; or (g) in the event the Employer fails to achieve the financial performance targets in the manner and to the extent established on Schedule A attached hereto and made a part hereof; provided, however, that in order to terminate Executive For Cause, Employer must first provide Executive with thirty (30) days written notice of the particular For Cause events alleged by Employer; however, in the event of a For Cause event specified at sub-sections (e) and (f) above, the thirty (30) day notice period must be accompanied with a right to cure within such thirty (30) day period. Notwithstanding the above, subsection (g) relating to financial performance targets, shall be of no further force and effect following a Change of Control.

                  "Good Reason" shall mean, unless Executive shall have consented in writing thereto, any of the following: (i) a reduction in Executive's title, duties, responsibilities or status which are inconsistent with Executive's position with Employer; (ii) a reduction by Employer in Executive's base salary or material reduction in fringe benefits; (iii) the breach by Employer of any material agreement or obligation under this Agreement; or (iv) the failure or inability of the Employer to cause the election of Executive as Chairman of the Board of Directors within the "Board Nomination Period" as specified at Section 11.1; any of such events to be preceded by notice from Executive to Employer and a thirty (30) day right to cure.

                  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         2.       EMPLOYMENT TERMS AND DUTIES

                  2.1      EMPLOYMENT

                  The Employer agrees to, and hereby does, continue to employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement.

                  2.2      TERM

                           Subject to the provisions of Section 6, the
Employment Period for the Executive's employment under this Agreement will be five (5) years, beginning on the Effective Date, and expiring on the earlier of June 21, 2006, or as earlier permitted under this Agreement.

                  2.3      DUTIES

                           The Executive will serve as the Chief Executive
Officer of Employer and will perform all duties required in furtherance of his position, including without limitation, all such duties as are customarily associated with such position or such duties as are assigned or delegated to the Executive by the Board of Directors. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his full-time efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. Executive may continue to engage in the following activities: (a) attending board of directors' or like meetings of other companies in which Executive or an affiliate has invested or in which Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth in (a) and (b) (individually or collectively) do not in the good faith view of Employer's Board of Director's materially interfere or conflict with the performance of Executive's duties or responsibilities under this Agreement.




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                           The base of operations of the Executive shall be in
Miami, Florida; provided that Executive will from time to time participate in meetings and undertake other activities at the Employer's headquarters in Philadelphia, Pennsylvania but only to such reasonable extent as would not necessitate the Executive obtaining residence other than his current residences.

         3.       COMPENSATION

                  3.1      BASIC COMPENSATION

                  (a) Base Salary. The Executive will be paid an annual base salary of $250,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer, but in no event will the Base Salary be less than $250,000 per year.

                  (b) Bonus. Executive shall be eligible to receive annual bonus compensation at the discretion of Employer's Board of Directors and in accordance with Employer's executive bonus or incentive compensation plan that may be in effect from time to time. In addition, Executive will be eligible to participate in an annual incentive plan which will provide an incentive payment based upon achievement of agreed upon performance goals. The Compensation Committee of Employer will determine the goals to be measured against as well as the target incentive (the "Target Incentive"), which will be expressed as a percentage of base salary. The Target Incentive will initially be set at up to 50% of Base Salary, subject to adjustment from time to time. In the event that the Executive is not employed for the full year on which any such bonus is based, he shall be entitled on a prorata basis to such bonus as achievement of performance goals to the time of termination entitles him.

                  (c)      Benefits.

                                    (i)     The Executive will, during the
Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.1 (b)), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). The Executive shall also be entitled to such other fringe benefits as are now or may become available to any of Employer's other executive officers.

                                    (ii)    During the term of this Agreement,
the Employer shall pay the annual premium on a term or other life insurance policy or policies secured by Executive on the life of Executive in the face amount not to exceed Two Million Dollars ($2,000,000), payable to such beneficiaries as Executive may designate; provided, however, Employer shall only be obligated to pay an annual premium not to exceed $5,000.

                                    (iii)   A yearly expense allowance of
$12,000 (paid monthly or quarterly at the discretion of Executive) will be paid



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by Employer to Executive to pay for an auto allowance for the cost of maintaining, insuring and operating one automobile for business purposes, dues, assessments and expenses incurred by the Executive relating to membership or participation in professional or social groups or organizations which the Executive determines are useful or necessary for the purpose of promoting and maintaining the business of the Company or for other travel and entertainment expenses incurred by Executive which he believes are useful or necessary for the purpose of promoting and maintaining the business of the Company.



                  3.2      OPTIONS



                           Employer hereby grants to Executive options to
purchase up to one million eight hundred thousand (1,800,000) shares of its common stock at an exercise price of $.82 per share (the "Options"). The Options shall be granted under and subject to the terms and conditions of the Stock Option Agreement dated June 21, 2001. The Options shall be covered by a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission as promptly following the Effective Date as is practicable.



         4.       EXPENSE REIMBURSEMENT

                  The Employer will pay reasonable expenses incurred by the Executive in the performance of the Executive's duties pursuant to this Agreement, including without limitation reasonable expenses incurred by the Executive in attending conventions, other business meetings and for promotional expenses, provided that any such activities must be related to Employer's business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $5,000 must be approved by either Employer's Chief Financial Officer or Employer's Compensation Committee (or if Employer has no Compensation Committee, its Board of Directors). The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

         5.       VACATIONS AND HOLIDAYS

                  The Executive will be entitled to three (3) weeks' paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six (6) weeks' paid vacation may be accrued or carried forward. Accrued but unused vacation days will be paid for by Employer in certain instances upon the termination of this Agreement as provided for in Section 6.2 hereafter.




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         6.       TERMINATION

                  6.1      EVENTS OF TERMINATION

                           The Executive's employment pursuant to this Agreement
may be terminated by Employer on the following grounds:

                           (a)      upon the death of the Executive;

                           (b)      upon the disability of the Executive
immediately upon notice from either party to the other;

                           (c)      For Cause (following the expiration of any
applicable notice period from Employer to Executive);

                           (d)      at the discretion of Employer other than For
Cause.

                           The Executive may terminate his employment on the
following grounds:

                           (e)      without Good Reason, provided that Executive
gives Employer at least thirty (30) days prior written notice of his termination of employment; or

                           (f)      for Good Reason (following the expiration of
any applicable notice period from Executive to Employer).



                  6.2      TERMINATION PAY

                           Effective upon the termination of this Agreement, the
Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this
Section 6.2:

                           (a)      Termination by the Employer For Cause or
Termination by Executive Without Good Reason. If the Employer terminates this Agreement For Cause or Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his Basic Compensation through the date such termination is effective.

                           (b)      Termination upon Disability. If this
Agreement is terminated by either party as a result of the Executive's Disability, the Employer will pay the Executive his Basic Compensation through the remainder of the calendar quarter during which such termination is effective and for the lesser of (i) six consecutive months thereafter, or (ii) the period until disability insurance benefits commence under any disability insurance coverage furnished by the Employer to the Executive.


                           (c)      Termination upon Death. If this Agreement is
terminated because of the Executive's death, the Executive's estate will be entitled to receive his Basic Compensation through the end of the calendar month in which his death occurs.

                            (d)     Termination by Executive For Good Reason or
Termination by Employer Without Cause. If this Agreement is terminated by Executive for Good Reason, or if this Agreement is terminated by Employer other than For Cause, then as severance under this Agreement (i) Employer shall



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continue to pay to Executive his Basic Compensation for the greater of six (6)
months or until June 30, 2003 (the "Severance Period") as if Executive had continued to remain employed during the Severance Period; provided, however, as a condition to receiving such severance payments, Executive shall provide Employer with a general release in form and substance satisfactory to Employer.

         7.       CHARACTER OF TERMINATION PAYMENTS; MITIGATION

                           The amounts payable to Executive upon any termination
of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

         8.       CONFIDENTIALITY AND RELATED MATTERS.

                  8.1      NON-DISCLOSURE COVENANT

                  Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of "Confidential Information" (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive during the term of this Agreement and relating to his duties for the Employer under this Agreement. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by non-disclosure agreements. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer's prior written consent, any Confidential Information of Employer. This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source that is not bound by a confidentiality agreement with Employer; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The


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Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive's work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

                  8.2   WORK MADE FOR HIRE

                  Executive recognizes and understands that Executive's duties at the Employer may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 U.S.C. ss.ss. 1 et seq. In the event of publication of such materials, Executive understands that since the work is a "work made for hire", the Employer will solely retain and own all rights in said materials, including right of copyright.

                  8.3   DISCLOSURE OF WORKS AND INVENTIONS/ASSIGNMENT OF PATENTS

                  In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Employer, or to such person whom the Employer may expressly designate for this specific purpose (its "Designee"), any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Employer, and Executive hereby assigns and agrees to assign all of Executive's interest in the foregoing to the Employer or to its Designee. Executive agrees that, whenever he is requested to do so by the Employer, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination or nonrenewal of Executive's employment with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive's employment, and shall be binding upon Executive's successors, assigns, executors, heirs, administrators or other legal representatives.

         9.             NON-COMPETITION AND NON-SOLICITATION MATTERS

                        9.1      NON-COMPETITION

                        During the term of this Agreement the Executive agrees that he shall not work for or be interested in any business which provides services or products which are directly competitive with "primary" services or products offered by the Employer or a subsidiary or affiliate of Employer at the Executive's termination date (the "Non-Compete Period"). In the event the Executive is terminated For Cause or Executive terminates for other than Good Reason, the Non-Compete Period shall be extended until the earlier of (i) one year; or (ii) the then scheduled expiration of the term of the Agreement. In the event the Executive is terminated in a manner in which he is paid severance, his Basic Compensation is continued, or he is paid a lump-sum as though his employment had continued, the Non-Compete Period shall be extended through the period of such severance or compensation continuation. For the purpose of this Agreement, a product or service shall be deemed "primary" only if such service or product constitutes a primary component of the core business of Employer on



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Executive's termination date. For the further purposes of this Agreement, the term "work for or be interested in any business" means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. In the event that any part of this Section 10 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

                  9.2      NON-SOLICITATION

                           During the Non-Compete Period, the Executive  also
agrees that he will not directly or indirectly: (i) solicit the trade of, or trade with, any past, present or prospective customer of the Employer for any business purpose that directly or indirectly competes with the business of Employer or a subsidiary or affiliate of Employer; or (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever, or assist or participate in the hiring of any employee of Employer to work for another entity.

         10.      REPRESENTATIONS OF EXECUTIVE

                  As a material inducement to Employer to execute this Agreement and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Employer, each of which are true and correct in all material respects as of the date hereof.

                  10.1     QUESTIONNAIRE

                         On or before the date hereof Executive has completed
and returned to Employer a Directors and Officers Questionnaire (the "Questionnaire") which is true and correct in all material respects.

                  10.2     NO PRIOR AGREEMENTS

                           Executive represents and warrants that Executive is
not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive's ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 8 and 9 of this Agreement. Executive further represents and warrants that his employment with the Employer will not under any circumstances require him to disclose or use any confidential information belonging to prior employers or other persons or entities, or to engage in any conduct which may potentially interfere with the contractual, statutory or common-law rights of such other employers, persons or entities. In the event that Executive knows or learns of any facts whatsoever which suggest that such interference might arguably occur as the result of any proposed actions by either Executive or the Employer, Executive expressly promises that he will immediately bring such facts to the Employer's attention.



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                  10.3     REVIEW BY COUNSEL

                           Executive expressly acknowledges and represents that
Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive's choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Section 9 hereof, are reasonable and enforceable.

                  10.4     NO CONFLICTS OF INTEREST

                           Executive covenants that, as of the date hereof, he
is not involved in any venture or activity that could compete with Employer or which could potentially interfere with his ability to perform under this Agreement. During the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Company. For purposes of this Section 10.4 only, "conflict of interest" shall mean ownership of greater than one percent (1%) of, or $25,000 worth of equity in, another company which conducts business similar to that undertaken by the Employer.

                  10.5     EXECUTIVE'S ABILITY

                           Executive represents that Executive's experience and
capabilities, and the limited provisions of Section 9, are such that he will not be prevented from earning his livelihood in businesses similar to that of Employer. Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement would not be impaired.

         11.      COVENANTS

                  11.1     APPOINTMENT OF EXECUTIVE TO BOARD OF DIRECTORS

                           Within ten (10) days after the date of this
Agreement, Employer agrees to appoint Executive to its Board of Directors as Chairman and to take such actions as are necessary and reasonable to renominate him to that position at all meetings of its stockholders called for the purpose of electing directors and meetings of its Board of Directors called for the purpose of electing officers through the period ending on earlier of the second anniversary of this Agreement or such earlier date that Executive no longer remains an employee of Employer (such period referred to hereafter as the "Board Nomination Period").



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                  11.2     CONSTITUTION OF THE BOARD OF DIRECTORS

                           During the Board Nomination Period, unless the
Executive agrees otherwise, Employer agrees to maintain its Board of Directors at seven (7) members. Also during the Board Nomination Period, Employer agrees within thirty (30) days following the written request of Executive to: (x) appoint two (2) nominees of Executive to its Board of Directors, provided such nominees are reasonably acceptable to the Board of Directors, and at least one
(1) of the nominees is a director who qualifies as an "independent director" under applicable rules and regulations of The American Stock Exchange and the Nasdaq Stock Market; and (y) renominate such nominees to Board positions at all meetings of stockholders called for the purpose of electing directors.

                  11.3     COVENANTS OF THE EXECUTIVE

                           (a) During the Board Nomination Period, Executive
agrees to take all actions that are necessary and reasonable, and permitted by applicable law, to vote, as a director and as a stockholder for the nomination and elections of a Board of Directors of which four (4) members of the seven (7) would either be incumbent Employer Board members as of the date of this Agreement or nominees of such incumbents (in the aggregate, the "Incumbent STG Board Members"); and in the absence of the consent of the majority of the Incumbent STG Board Members, will not vote for or propose a change in the size of Employer's Board of Directors.

                           (b) Executive agrees to tender his resignation as a
member of Executive's Board of Directors following his termination or resignation, immediately upon request from Employer.

         12.      GENERAL PROVISIONS

                  12.1     INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

                           The  Executive  acknowledges  that the injury that
would be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 8 and 9 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 8 and 9 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                  12.2     WAIVER

                           The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.




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                  12.3     TOLLING PERIOD

                           The non-competition, non-disclosure and non-
solicitation obligations contained in Sections 8 and 9 of this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Sections 8 and 9, regardless of whether the Employer knew or should have known of such breach.

                  12.4     EMPLOYER VIOLATION NOT A DEFENSE

                           In an action by the Employer to enforce any provision
of this Agreement, any claims asserted by Executive against the Employer shall not constitute a defense to the Employer's action.

                  12.5     INDEMNIFICATION

                           Employer shall indemnify and defend Executive and his
heirs, executors and administrators against any costs or expense (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Employer), fine, penalty, judgment and liability reasonable incurred by or imposed upon Executive in connection with any action, suit or proceeding, civil or criminal, to which Executive may be made a party or with which Executive shall be threatened, by reason of Executive's being or having been and officer or director, unless with respect to such matter Executive shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Employer, or unless such indemnification is precluded by law, public policy, or in the judgment of the Employer's Board of Directors, such indemnification is being sought as a result of actions of Executive which were either: (i) grossly negligent; (ii) reflective of Executive misconduct; (iii) in violation of rules, regulations or laws applicable to the Employer; or (iv) in disregard of Employer policies.

                  12.6     NOTICES

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                           If to Employer:      Stonepath Group, Inc.
                                                Two Penn Center, Suite 605
                                                Philadelphia, PA 19102
                                                Telephone No.: (215) 564-9190
                                                Facsimile No.: (215) 564-3133

                           If to Executive:     Dennis L. Pelino
                                                1500 Ocean Drive, Suite 1201
                                                Miami Beach, FL  33139

                           With a copy to:      Thomas J. Quinlan, Esquire
                                                Crosby, Heafey, Roach & May
                                                1999 Harrison Street, 26th Floor
                                                Oakland, CA 94612
                                                Telephone No.: 510-466-6833
                                                Facsimile No.: 510-273-8823

                  12.7     ENTIRE AGREEMENT; AMENDMENTS

                           This Agreement and the documents referenced herein,
contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                  12.8     GOVERNING LAW

                           This Agreement will be governed by the laws of the
State of Delaware without regard to conflicts of laws principles.

                  12.9     ARBITRATION, OTHER DISPUTES.

                           In the event of any dispute or controversy  arising
under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in the city in which Employer has its principal executive offices in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by Employer. Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of section 8 or 9 hereof. The prevailing party may recover attorneys' fees in any dispute or controversy arising under or in connection with this Agreement

                  12.10    ASSIGNABILITY, BINDING NATURE

                           This Agreement shall be binding upon and inure to the
benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

                  12.11    SURVIVAL

                           The respective rights and obligations of the parties
hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                  12.12    SECTION HEADINGS, CONSTRUCTION

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  12.13    SEVERABILITY

                           If any provision of this Agreement is held invalid or
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  12.14    COUNTERPARTS

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

         IMPORTANT NOTICE: THIS AGREEMENT RESTRICTS EXECUTIVE'S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE EMPLOYER. BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE EMPLOYER TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WITNESS:                                 EMPLOYER:

                                         STONEPATH GROUP INC.

---------------------------------
Signature
                                         By:  /s/  Andrew P. Panzo
                                             -----------------------------------
---------------------------------            Authorized Executive Officer
Print Name

---------------------------------

Address

---------------------------------
Address


                                         EMPLOYEE:

                                         /s/  Dennis L. Pelino
                                         ---------------------------------------
                                         Dennis L. Pelino

                                  SCHEDULE "A"
                                  ------------
                          FINANCIAL PERFORMANCE TARGETS
                          -----------------------------

         Failure of the Employer to achieve the following financial performance targets will constitute a "For Cause" event within the context of the Employment Agreement dated June 21, 2001 between Stonepath Group, Inc. (the "Employer") and Dennis L. Pelino ("Executive").

         In order to constitute a "For Cause" event, the Employer must either fail to achieve any one or more of the Annual Performance Targets identified below:

                           Annual Performance Targets
                           --------------------------

         1. By no later than March 30, 2002, the Employer shall have completed the acquisition of one or more businesses whose financial statements reflect for the year-ended December 31, 2001 income before taxes of at least $5.0 million, through a combination of audited historical (for the periods prior to the acquisition) and actual audited (for periods following the acquisition).

         2. For the year-ended December 31, 2002, the Employer reports net income available to common stockholders before income taxes computed in accordance with generally accepted accounting principles, of at least $12.2 million on its audited financial statements included as a part of the Employer's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         3. For the year-ended December 31, 2003, the Employer reports net income available to common stockholders before income taxes computed in accordance with generally accepted accounting principles, of at least $21.4 million on its audited financial statements included as a part of the Employer's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         4. For the year-ended December 31, 2004, the Employer reports net income available to common stockholders before income taxes computed in accordance with generally accepted accounting principles, of at least $25 million on its audited financial statements included as a part of the Employer's Annual Report on Form 10-K filed with the Securities and Exchange Commission.